SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK


WIEN & MALKIN LLP as Supervisor and PETER
L. MALKIN, individually as Partner in and on behalf of EMPIRE STATE BUILDING ASSOCIATES,
EMPIRE STATE BUILDING COMPANY,  FIFTH
AVENUE BUILDING ASSOCIATES,  200 FIFTH
AVENUE ASSOCIATES,  NAVARRE-500
BUILDING ASSOCIATES,  500-512 SEVENTH
AVENUE ASSOCIATES,  MARLBORO
BUILDING ASSOCIATES,  1359 BROADWAY
ASSOCIATES,  112 WEST 34TH STREET
ASSOCIATES,  112 WEST 34TH STREET
COMPANY,  SEVENTH AND THIRTY
SEVENTH BUILDING ASSOCIATES,
501 SEVENTH AVENUE ASSOCIATES,
60 EAST 42ND STREET ASSOCIATES,  LINCOLN
BUILDING ASSOCIATES,  250 WEST 57TH
ASSOCIATES,  FISK BUILDING ASSOCIATES,
1333 BROADWAY ASSOCIATES, 1350
BROADWAY ASSOCIATES, and 1400
BROADWAY ASSOCIATES,

                        Plaintiffs,

                          - against -

HELMSLEY-SPEAR, INC., and LEONA M.
HELMSLEY

                        Defendants.


    Index No.


    COMPLAINT


          Plaintiffs, by their attorneys Proskauer Rose LLP, for their complaint herein, allege as follows:

          1. In this action for declaratory and injunctive relief and monetary damages, plaintiffs seek redress for numerous and repeated breaches of fiduciary duty, mismanagement and waste, breaches of contract and conversion by defendants in connection with the operation and management of the partnerships named in the caption of this suit.

          2. Defendant Leona M. Helmsley is the widow of the late Harry B. Helmsley, who was a partner in the partnerships defined herein as "Operating Entities" and "single entity" partnerships. She is the executrix and virtually the sole beneficiary of Mr. Helmsley's estate. Over the last several months since Mr. Helmsley's death in January, 1997, she has been actively and arbitrarily interfering in the management of the partnerships named herein and has taken numerous actions without the knowledge and authorization of the partners. She has implemented many of these actions through her company, defendant Helmsley-Spear, Inc. ("Helmsley-Spear"), which serves as the exclusive managing and leasing agent of the partnerships' properties.

          3. The partnerships named in the caption control thirteen major New York City real estate properties with a market value over $1 billion. The properties were syndicated to individual investors in an investment program initiated in the 1930's by Lawrence A. Wien, a program that was continued by Mr. Wien, Peter Malkin, and Wien & Malkin LLP (together with its predecessors referred to here as "Wien & Malkin" or "Supervisor") from the late 1950's until Mr. Wien's death in 1988, and which continues today directed by Mr. Malkin and Wien & Malkin. Mr. Wien developed the legal and financial prototypes for real estate syndication to individual investors. The partnerships named in the caption control office and show room buildings containing approximately 8 million square feet. Thousands of individual investors have interests in these properties. Their investments are now imperilled and subject to irreparable harm due to recent diversions of funds, and other gross breaches of fiduciary duty by
Helmsley-Spear.   Helmsley-Spear's growing level of incompetence
and disarray and its threat to the investment entities and the properties that they control result in large part from the arbitrary, irrational, and illegal acts of Leona M. Helmsley, who controls Helmsley-Spear.

          4. Since the death of her late husband Harry B. Helmsley in January 1997, Leona M. Helmsley has, through the cooperation of the substantially reduced staff at Helmsley-Spear, insinuated herself into the management of the investment entities. Helmsley-Spear's Executive Vice-President, Irving Schneider, whom Leona Helmsley fired from many buildings, is also responsible to a large degree for Helmsley-Spear's mismanagement of and incompetence at the properties.

          5. Under Leona Helmsley's and Irving Schneider's direction, Helmsley-Spear has blatantly violated its duties as exclusive managing and leasing agent and Leona Helmsley has blatantly violated the express terms of the partnership agreements governing the investment program, each of which was carefully crafted to prevent Mr. Helmsley's successors from unilaterally changing the method of operation of the partnerships even in the few where they might own or control a majority of the interests in the investment entities that operate the buildings. Leona Helmsley's and Helmsley Spear's behavior are in violation of partnership agreements and contrary to a continuous course of conduct that was established at the inception of each investment for the benefit of the partnerships and the individual investors.

          6. As more fully detailed below, Leona Helmsley has most recently ordered Helmsley-Spear to misappropriate $5,354,000 from the Empire State Building Company partnership which the partnership needs to make a July 1, 1997 tax payment. As recently as last August, Helmsley-Spear reaffirmed its 50-year practice and agreed in writing "to remit all net collections of the buildings supervised by [Wien & Malkin] for deposit into accounts that [Wien & Malkin] maintains for the operating entities for which it acts as supervisor." It is breaching that 50-year practice and this recent written agreement. Helmsley-Spear's Executive Vice President, Irving Schneider, has admitted that Helmsley-Spear is insolvent, and therefore the $5,354,000 of misappropriated funds is at risk of being seized by creditors of Helmsley-Spear, to the irreparable harm of the Empire State Building Company and Empire State Building Associates, its lessor.

          7. Leona Helmsley has also been looting Helmsley-Spear of its assets and making it, by her own admission, a worthless company. As alleged in a complaint filed by Irving Schneider against Leona Helmsley, she has been (a) taking a salary from Helmsley-Spear of approximately $1 million a year for each of herself and her late husband during the period that he was incompetent, for little or no work; (b) charging Helmsley-Spear for her personal airplane costs and expenses in excess of $1 million;
(c) raiding Helmsley-Spear's accounts for her personal use; and
(d) using Helmsley-Spear employees to perform personal services for her at no charge.

          8. In the few months preceding the date of this complaint, Leona Helmsley has fired or transferred and has not replaced much of Helmsley-Spear's central management and engineering staff and construction management staff, and has radically reduced its accounting department. Helmsley-Spear no longer has a promotional leasing department. So many employees have departed that there is and can be no continuity between terminated staff members. No one has been hired in their place. Indeed, Leona Helmsley has transferred the managing agent contracts for 17 buildings as well as executives and staff members under her control away from Helmsley-Spear to another building management company that she owns, Helmsley-Noyes. This transfer has further deprived Helmsley-Spear of income and staffing and has rendered it incapable of carrying out its functions. Further, Leona Helmsley, through Helmsley-Spear, has been taking actions and making decisions with respect to the operation and management of the properties, in violation of the partnership agreements, without the knowledge and consent of the partners, the partnerships or Wien & Malkin which is their Supervisor, and in contravention of the partnerships' interests. Helmsley-Spear is no longer functioning
as an agent for the partnerships   rather, in violation of its
fiduciary duties, industry standards, and its contractual obligations, it is recklessly serving the interests of Leona Helmsley.

          9.   The problems detailed herein cannot be corrected
without Court intervention.   Leona Helmsley and Helmsley-Spear are
spinning out of control and virtually all communication from Helmsley-Spear to Wien & Malkin, in its capacity as Supervisor, has ceased. Helmsley-Spear is implementing Leona Helmsley's unilateral decisions. Leona Helmsley has commenced a campaign of harassment culminating in Helmsley-Spear's diversion of funds now totaling $5,345,000 from the Empire State Building Company. Helmsley-Spear is firing key staff, refusing to provide information, and acting in dereliction of its role as exclusive managing and leasing agent. For these reasons, we have commenced this suit at this time and must ask the Court for immediate interim relief.

          10. Plaintiffs, therefore, seek a temporary restraining order from this Court (a) requiring the immediate transfer into a segregated Empire State Building Company partnership account that cannot be drawn upon without further order from this Court or consent of the parties the $5,354,000 that Helmsley-Spear misappropriated from the Empire State Building Company partnership;
(b) enjoining Helmsley-Spear and Leona Helmsley from destroying any records relevant to this litigation; and (c) enjoining Helmsley-Spear and Leona Helmsley from taking any action or making any decision regarding the management of the properties without the knowledge and consent of the partnerships. Plaintiffs further seek a preliminary injunction that will in addition require the return of all misappropriated partnership funds into the supervisory accounts maintained by Wien & Malkin for the partnerships, and require immediate expedited depositions and document production in aid of a motion (i) to terminate Helmsley-Spear as exclusive managing and leasing agent of the properties and to designate a new managing and leasing agent independent of any of the partners; (ii) to prevent Leona Helmsley from voting or in any way participating in the management of the Operating Entities as defined herein, and
(iii) for such other relief as may be necessary to protect the partnerships.
                              PARTIES

          11. Plaintiff Peter L. Malkin is a member of the firm of Wien & Malkin LLP. He has been actively engaged in the supervision of the partnerships named herein for over the past forty years and is a general partner or controlling shareholder of a general partner in each of the partnerships in this suit.

          12. Wien & Malkin is a limited liability partnership organized under the laws of the State of New York. Wien & Malkin serves as the Supervisor of each of the entities named in the caption herein. As Supervisor, the firm oversees all of the management and operations of those entities.

          13. Defendant Leona M. Helmsley is the 76-year old widow of the late Harry B. Helmsley, who was a partner in all of the partnerships defined herein as "Operating Entities" and "single entity" partnerships.

          14. Defendant Helmsley-Spear is a New York Corporation that serves as the exclusive managing and leasing agent for the buildings owned or controlled by the partnerships.

               WIEN AND MALKIN INVESTMENT PROGRAM

          15. Beginning in the 1930's, Lawrence A. Wien created a real estate investment program in which he and his firm formed partnerships through which interests were syndicated to individual investors. Helmsley-Spear was engaged in the late 1940's as exclusive managing and leasing agent for some of the properties.

          16. Mr. Wien originally structured the investments that he syndicated as two tier partnerships for tax purposes.
Individual investors own participation interests in partnerships that own the title to or a long-term master lease on the properties (the "Ownership Entity"). The Ownership Entity is essentially passive and was structured to minimize risk and exposure. The Ownership Entity has the right to a specified return from the property ("base rent") as a priority before operating expenses. The Ownership Entity net leases the property to a separate partnership, an active entity, which actually operates and manages the property (the "Operating Entity").

          17. The Operating Entity shares all profits above a minimum amount through additional rental payments ("overage rent") with the Ownership Entity. The Operating Entity of each of the properties involved in this lawsuit was owned by Messrs. Wien and Helmsley and other private investors including Peter Malkin and additional members of Mr. Wien's family. Peter Malkin has succeeded to most of Mr. Wien's interests in these Operating Entities.

          18. Eight of the properties involved in this suit were syndicated under this two entity model. When the tax laws changed, new investments were structured as single entity partnerships. Individual investors participated in these properties by purchasing "participations" or shares of the partnership interest owned by an
individual partner.   Three of the investments involved in this
suit are so structured.

          19. In the Operating Entity and single entity partnership agreements involved here, Helmsley-Spear was designated to serve as the exclusive managing and leasing agent entitling it to receive significant management and brokerage fees. Helmsley-Spear holds a standard-form management agreement with most of the Operating Entities and single entity partnerships. As agent, its actions are subject to the approval of and must be authorized by the Operating Entity or single entity partnership.

          20. Wien & Malkin raised the cash investments and drafted the governing documents and performed the legal work
involved in the creation of these investment vehicles   the eight
Ownership Entities, the eight Operating Entities and the three
single entity partnerships.   Wien & Malkin is designated and
serves as Supervisor for all of these investment vehicles.

          21. Since Helmsley-Spear was designated as the exclusive managing and leasing agent for the New York City buildings that are the subject of this complaint, the participants in the Ownership Entities and the investors in the Operating Entities and single entity partnerships have had a direct interest in Helmsley-Spear's honesty, competence and willingness to respond to Wien & Malkin, as Supervisor.

          22.  Mr. Wien died in December 1988.   Soon after, in
1989, Mr. Helmsley was indicted for violation of the federal tax laws and was declared incompetent. From this point on, Wien & Malkin, as Supervisor, its employees, consultants and Peter Malkin continued to be actively involved in overseeing the day-to-day management of the properties..

          23. During the period that Leona Helmsley was also under indictment, imprisoned and then under parole for tax fraud arising out of her misuse of funds from entities she controlled for personal purposes, this arrangement proved workable. Up until the most recent period, although parts of Helmsley-Spear were deteriorating, its remaining staff, many of whom had long-term relationships with Peter Malkin and his firm, were reasonably responsive to the needs of the properties supervised. On the occasions that Leona Helmsley interfered in partnership affairs, Wien & Malkin as Supervisor was usually able to correct her behavior.

          24. Toward the end of 1996, and with an alarming acceleration since Mr. Helmsley's death in January, 1997, Helmsley-Spear and its skeleton staff and executives, has regularly been breaching its role as agent of the Operating Entities and single entity partnerships. It has been implementing material and reckless decisions and taking actions critical to the operation and management of the properties without the knowledge or authorization of Wien & Malkin or the partners. It has also failed to respect specific direction from the partnerships or from Wien & Malkin, as Supervisor.

          25.  Helmsley-Spear is not acting as a fiduciary for its
principals.   At Leona Helmsley's direction, Helmsley-Spear
diverted $5,354,000 in Empire State Building Company funds in retaliation, as explained below, for Wien & Malkin's refusal to give Leona Helmsley signature power over the supervisory account that Wien & Malkin, as Supervisor has maintained for the partners in Empire State Building Company since Empire State Building Company was created in 1961. In or about April, 1997, at Leona Helmsley's direction, and without the knowledge or consent of the partnership or Wien & Malkin, Helmsley-Spear unilaterally fired the accomplished, successful and long-time director of the Empire State Building Company Observatory. She has not been replaced. Helmsley-Spear has decimated its own accounting and engineering staffs. On instructions from Irving Schneider, it has refused to pay independent accountants and contractors for many months. It delays paying other professionals unilaterally. Helmsley-Spear has held the funds of the partnerships to cover these payments.

          26. Under the terms of a will that Leona Helmsley had Mr. Helmsley execute in 1994 (notwithstanding the fact that he was judged incompetent in 1989 to stand trial and continued to deteriorate until he died this year), Leona Helmsley is the sole executrix and virtually the sole beneficiary of Mr. Helmsley's estate. She thus stands to inherit his rights, title and interests in all of the properties. She intends to designate herself as a full partner in the Operating Entities and single entity partnerships, notwithstanding her repeated breaches of duty.

          27. Because her conduct is causing irreparable harm to these partnerships, Leona Helmsley should not be permitted to vote any partnership interest which she may inherit from Mr. Helmsley. Nor should she be permitted to participate in decisions relating to the operation of buildings controlled by the Operating Entities and single entity partnerships, including the Empire State Building.

          28. The eight "Ownership Entities" and eight "Operating Entities" referred to above are:
                    1) Empire State Building Associates which leases the Empire State Building to Empire State Building Company;
                    2) Fifth Avenue Building Associates which leases 200 Fifth Avenue and 1107 Broadway to 200 Fifth Avenue Associates;
                    3) Navarre-500 Building Associates which leases 500 and 512 Seventh Avenue to 500-512 Seventh Associates;
                    4) Marlboro Building Associates which leases the Marlboro Building to 1359 Broadway Associates;
                    5) 112 West 34th Street Associates which leases 112 West 34th Street to 112 West 34th Company;
                    6) Seventh and Thirty Seventh Building
Associates which leases 501 Seventh Avenue to 501 Seventh Avenue
Associates;
                    7) 60 East 42nd Street Associates which leases the Lincoln Building to Lincoln Building Associates; and
                    8) 250 West 57th Street Associates which leases the Fisk Building to Fisk Building Associates.

          29. Three single entity partnerships named in the caption directly own and operate their buildings. These three entities are:
                    1) 1333 Broadway Associates;
                    2) 1350 Broadway Associates; and
                    3) 1400 Broadway Associates.

     LEONA HELMSLEY'S HISTORY OF ABUSE THROUGH HELMSLEY-SPEAR

          30. Helmsley-Spear has been operated by Leona Helmsley for her own personal benefit. Through fraud and other abuses, she has driven it to operational disarray and to financial ruin. In the 1980s, she had Helmsley-Spear perform substantial work for some of the multi-million dollar renovations to her Greenwich, Connecticut estate and had it bill properties, for which it served as managing agent. She was indicted, convicted and imprisoned for tax fraud in connection with her misappropriation of partnership funds for her own personal use.

          31. In recent years, Leona Helmsley has allegedly looted the assets of Helmsley-Spear by (a) taking a salary of approximately $1 million a year for each of herself and her then incompetent late husband from Helmsley-Spear for little or no work;
(b) charging Helmsley-Spear for her personal airplane costs and expenses in excess of $1 million; (c) raiding Helmsley-Spear's accounts for her personal use; and (d) using Helmsley-Spear employees to perform personal services for her at no charge.

          32. Beginning and accelerating over the last several months since Mr. Helmsley's death, Leona Helmsley has begun actively and arbitrarily to interfere in the management of the Operating Entities and the single entity partnerships. Despite the fact that she is not a partner, she has taken numerous unilateral actions on behalf of the partnerships, without the knowledge or consent of the partners or the Supervisor, Wien & Malkin. She has implemented many of these actions through her company, Helmsley-Spear, apparently with the knowledge of Irving Schneider.

          33. Since the creation of each partnership, Helmsley-Spear, by established practice and agreement, has been remitting at least monthly and usually more frequently, all net collections of the properties after operating costs from its agency account for each property to Wien & Malkin as Supervisor for deposit in a special supervisory partnership account.

          34. This method of operation serves as a method of safeguarding partnership funds from potential abuse by the managing agent. It requires Helmsley-Spear to remit to the supervisor of the Operating Entity or single entity partnership those funds in excess of what the exclusive managing and leasing agent needs to operate the property and cover ordinary operating expenses.

          35. In early 1997, plaintiffs learned that Helmsley-Spear has been misappropriating net collections from the Empire State Building Company partnership by transferring those funds, in an amount totaling $5,345,000 as of the date of this complaint to a separate Helmsley-Spear account instead of to the Empire State Building Company account maintained by Wien & Malkin as Supervisor. Despite repeated demands by Peter Malkin and others at Wien & Malkin, Helmsley-Spear has refused to transfer these funds to the supervisory account.

          36.  This misappropriation was implemented at Leona
Helmsley's specific instruction.

          37. In addition, Helmsley-Spear has overruled, for no apparent reason, a lease agreement that was otherwise approved by Helmsley-Spear account executives and Wien & Malkin. Helmsley-Spear has also failed to pay or has delayed payments of bills to third parties, and has terminated public relations consultants engaged others without consultation.

          38. In April 1997, Leona Helmsley unilaterally ordered Helmsley-Spear to terminate Laura Fries, the long-time and highly successful Director of the Empire State Building Observatory, who, in 1996, was single handedly responsible for supervising and in large part responsible for generating one sixth of the
partnership's gross income   over $12,300,000   from Observatory
admissions. At about the same time, Leona Helmsley ordered her personal counsel to file duplicate tax protests with the New York City Tax Commission in the names of the Operating Entities and single partnership entities, thereby jeopardizing the ability of the properties to obtain administrative tax relief.

    IRVING SCHNEIDER'S HISTORY OF ABUSE THROUGH HELMSLEY-SPEAR

          39. Leona Helmsley's and Helmsley-Spear's most recent actions have been directed primarily at the five properties located outside of New York City's garment center: the Empire State Building, the Lincoln Building, the Toy Center and the Fisk Building. She has had less of an influence over Helmsley-Spear at the garment center properties because of their domination by Irving Schneider.

          40. Irving Schneider is the 78-year old Executive Vice President of Helmsley-Spear and the account executive for all of the garment center buildings still managed by Helmsley-Spear. (Several buildings formerly managed by Helmsley-Spear have been taken away and transferred by Leona Helmsley to Helmsley-Noyes, which she completely controls.) He now holds a small interest in Helmsley-Spear and has been engaged for years in lawsuits he has commenced against Leona Helmsley. He has informed Wien & Malkin that he has exercised an option which was granted to him over 25 years ago by the late Harry B. Helmsley to acquire, together with Alvin Schwartz--also an Executive Vice President of Helmsley-Spear- -, Helmsley-Spear within the next 60 days.

          41. The garment center properties have fared very poorly under Mr. Schneider's management. Vacancy rates have soared to all-time highs in several of those properties, and are substantially higher than in competing buildings managed by others, tenants have been permitted to occupy spaces without paying rent or utility charges, rents have gone without collection effort for months at a time, Helmsley-Spear has improperly received commissions for phony leases, bills have gone unpaid and key resident manager positions have remained vacant. Staff positions which require replacement have remained empty, other personnel are hired and then quit, complaining of management improprieties and several of the properties have gone without necessary programmed and routine maintenance and improvements, despite specific instructions from the Operating Entities, single entity partnerships and Wien & Malkin, as Supervisor. In addition, payments owing to third parties have been slow and even suspended despite available funds in management agency accounts, thereby injuring the reputations of the properties and discouraging independent leasing brokers and contractors from dealing with the properties.

          42. Irving Schneider's persistent inaction with respect to leasing, capital investments and staffing, and his management style have demoralized, alienated and debilitated his own staff. Three key employees have suffered heart attacks, one recently fatal. Many have resigned from Helmsley-Spear to join competing management companies. And with good reason. Helmsley-Spear employee compensation is among the worst in New York City; property-level, non-union salaries are below market rate and are not reviewed or increased for years. No bonuses are given.

          43. The resident assistant manager of 112 West 34th Street, 1333 Broadway and 1350 Broadway, who was responsible for both marketing and management, resigned in May, 1997 to join a competitor; she has yet to be replaced. One garment center building resident manager, who continued on at Helmsley-Spear until his recent death, did so despite Wien & Malkin's instructions to Mr. Schneider that he and his staff be discharged. Among others things, he was physically incapacitated and could not and did not visit several of the buildings that he managed and therefore did not know of or failed to take action to correct kickbacks, free occupancy, rent arrears and other improprieties. The assistant resident managers of 500-512 Seventh Avenue and an assistant manager of 1359 and 1400 Broadway and 501 Seventh Avenue resigned within the last two years, and have not been replaced. Each of them have complained of management irregularities.

          44. Wien & Malkin and Peter Malkin have repeatedly requested and then instructed Irving Schneider and Helmsley-Spear to engage new marketing and leasing staffs for five of the garment center buildings involved here and to engage additional marketing and leasing personnel for the other three garment center buildings, with no response. At present, all engineering questions, tenant installation and capital expenditures in the Schneider-run properties, totaling over 3 million square feet, are referred to Schneider's personal, one-man engineering department, Peter Terlecky. Mr. Terlecky is an 80-year old Director of Operations at Helmsley-Spear who had until very recently been away from the office for 5 months as a result of a triple bypass, followed by several heart attacks and a fourth bypass and only recently
returned to work part-time.   Needless to say, engineering and
construction work, including the drafting and review of job specifications, the implementation of the bidding process, and physical supervision of work are out of control.

          45. Helmsley-Spear's management of the garment center properties has been so poor that Leona Helmsley herself fired Irving Schneider as account executive of one of those properties, 498 Seventh Avenue, and transferred the management of 1385 Broadway, an important garment center building that up until then was supervised by Irving Schneider, from Helmsley-Spear to Helmsley-Noyes, which Leona Helmsley also controls. Leona Helmsley's termination of Helmsley-Spear as managing agent of 1385 Broadway engendered a lawsuit brought by Schneider against Helmsley, which Schneider lost.

                 THE SCHNEIDER-HELMSLEY ARBITRATION
           REGARDING THE DESTRUCTION OF HELMSLEY-SPEAR

          46. The termination of Schneider as account executive of the Garment Capitol Building at 498 Seventh Avenue prompted
Schneider in 1995 to commence yet additional litigation against Leona Helmsley including both a lawsuit and an arbitration. The arbitration has been pending for the last two years.

          47. After the commencement of Schneider's litigation, Leona Helmsley transferred management of 17 properties including such leading office buildings as the Helmsley Building at 230 Park Avenue, the Graybar Building at 420 Lexington Avenue and the Marine Midland Building at 140 Broadway, to Helmsley-Noyes, Inc. Helmsley-Noyes is not subject to the purchase option held by Messrs. Schneider & Schwartz. Recently, she has transferred several key executives including John B. Trainor, Jr., the account-executive for the Empire State Building and the Toy Center, from Helmsley-Spear to Helmsley-Noyes and has physically relocated them from the Lincoln Building headquarters of Helmsley-Spear to the Helmsley Building where she maintains her own office.

          48. During the two years that Leona Helmsley and Irving Schneider of Helmsley-Spear have been engaged in legal battles, Helmsley-Spear has been left to manage some of the most important properties in New York City, without guidance or leadership. For a period of time, momentum and the increased involvement of Wien & Malkin and Peter Malkin carried the buildings forward. However, despite the repeated urgings, recommendations and demands of Wien
& Malkin on behalf of the partnerships, the pattern of mismanagement and incompetence of Helmsley-Spear has grown steadily worse.

          49. With the death and resignations of key Helmsley-Spear garment center executives, the closing of its branch offices, the departure of all of its leading promotional leasing brokers to competing real estate firms, and the elimination of its central engineering staff, the prospects for rebuilding Helmsley-Spear as
a marketing and management company are grim.   The poor reputations
of Irving Schneider, Leona Helmsley and Helmsley-Spear alone will prevent Helmsley-Spear from acquiring the competent staff it needs to pull itself out of ruin and back into the market.

          50. For these and other reasons, Helmsley-Spear can no longer be trusted to function properly in its role as exclusive managing and leasing agent of the properties.

     THE SUPERVISOR'S ROLE IN THE OPERATION OF THE PARTNERSHIPS

          51. As Supervisor of the Operating Entities, Ownership Entities and single entity partnerships, Wien & Malkin has, since the inception of those entities, overseen the operation and management of the properties by the exclusive managing and leasing agent, including marketing, rentals, capital improvements and maintenance of the properties. Wien & Malkin's supervision of these activities has been the essential and continuing element in the method of operation of all of the partnerships.

          52. Wien & Malkin, as Supervisor pays mortgage charges, ground rents and real estate taxes, supervises the insurance, inspects the properties and renders physical inspection reports, participates in the development and implementation of capital improvement programs, reviews all tenant applications and work approvals, supervises the independent public accountants, makes distributions to the partners and to the individual participants in the Ownership Entities, prepares and holds annual and quarterly partnership meetings, prepares and distributes the financial reports and tax returns of the partnerships and the tax information returns of the individual partners and the thousands of individual participants, and recommends to the Ownership Entities and the single entity partnerships whether and how to adjust debt financing on each property. Wien & Malkin also has its own engineering and asset management personnel that regularly inspect and report upon the physical condition of each property and review and approve every Tenant Application and Work Approval Form for each building.

          53. Wien & Malkin, as Supervisor, also oversees the Ownership Entities, and advises the general partners of the Ownership Entities as to all major business and investment decisions. It serves as a critical link between the Ownership Entities and the Operating Entities.

       CHANGES IN THE METHOD OF OPERATION OF THE PARTNERSHIPS

          54. Because each of the Operating Entities and single entity partnerships was created at different times and under different circumstances, the share of investment of Messrs. Wien, Helmsley and Malkin in the several partnerships has varied. A central element of each of the partnership agreements is, however, that no matter what the proportionate amount of the Helmsley interest, after the deaths of Messrs. Wien and Helmsley, no major partnership decision could be made without the approval of the Wien/Malkin interest. From inception, each of the partnership agreements has contained a clause requiring the approval of owners holding a specified percentage of partnership interests to change the method of operation of the partnerships such that the consent of the Wien/Malkin interest was always required. From time to time, Mr. Wien sold percentages of his interest to Mr. Helmsley and others. Each time, the Operating Entity and single entity partnership agreement was amended so as to maintain the Wien/Malkin control over changes in the method of operation of the partnership.

          55. Each of the agreements governing the Operating Entities requires the approval of the Wien/Malkin partnership interest to change the existing method of operation of the partnership. When major decisions have been made, such as refinancing mortgages, modifying the terms of net leases or undertaking major capital improvements to the buildings, Wien & Malkin, as Supervisor, has always sought and received the approval of the percentage of partner interests required under the several partnership agreements, and where appropriate, of the individual investors in the ownership or master lessor partnerships.

          56. This veto against changes in the method of operation was included in the partnership agreements specifically to protect the interests of the thousands of individual investors in the Ownership Entities who had invested in the real estate investment program as well as the interests of the other partners in the
Operating Entities and single entity partnerships.   All of the
partnerships were structured so that the person in control of the Wien/Malkin interests would always have the power to step in and protect the interests of the many investors in the event that actions taken by the exclusive managing and leasing agent or any other partner threatened the financial well-being of the partnerships or the operation of the properties.

Misappropriation of Empire State Building Company Funds

          57. As exclusive managing and leasing agent, Helmsley-Spear is a fiduciary and has a duty to each partnership to handle partnership funds with the greatest degree of care. It is required, among other things, to collect rent and other revenues, pay operating expenses, and transfer all remaining partnership funds to the special supervisory accounts maintained since the inception of each partnership by Wien & Malkin. Helmsley-Spear is in a unique position to mishandle and misappropriate partnership funds. Given (a) Helmsley-Spear's present insolvency; (b) Leona Helmsley's practice of stripping the Helmlsey-Spear accounts of all excess cash; (c) the refusal of Helmsley-Spear to forward to Wien
& Malkin since early 1997 all excess Empire State Building Company partnership funds in an amount that totaled $5,354,000 as of May 29, 1997; and (d) Leona's history of fraud and abuse in dealing with properties over which she has exercised control, the partnership funds are clearly at risk. If Helmsley-Spear files for or is forced into bankruptcy, the Empire State Building Company partnership will become one of several general creditors and its claims for the return of these funds may languish for years. Therefore, the more than $5,354,000 in Empire State Building partnership funds must be immediately turned over to the supervisory account in order to protect the partnership, as well as Empire State Building Associates and its participants, from irreparable harm.

          58. Since the inception of the partnerships and as recently confirmed in a letter agreement between Helmsley-Spear and Wien & Malkin dated August 21, 1996, Helmsley-Spear has been obligated to remit each month or more frequently all net collections of the properties to Wien & Malkin, as Supervisor, for deposit in supervisory accounts it maintains by for the partnerships. The supervisory accounts are used to pay real estate taxes, rents due to the fee owner or master lessee of each property, basic and overage due to the Ownership Entities, distributions to all of the partners in each partnership, supervisory fees to Wien & Malkin and certain fees to outside accountants.

          59. Other than for two brief instances in 1989 and 1991 (also allegedly instigated by Leona Helmsley while her husband was disabled), which were quickly corrected after commencement of arbitration by Wien & Malkin, Helmsley-Spear has consistently complied with this practice, and has transferred, not less frequently than each month, what it has represented to be all net collections from the properties to Wien & Malkin for deposit in the supervisory accounts maintained by Wien & Malkin for each partnership.

          60. Mr. Helmsley never held signatory power over any supervisory account maintained by Wien & Malkin for Empire State Building Company or for any other partnership. Nevertheless, on or about November 1996, a few weeks before Mr. Helmsley's death, Leona Helmsley demanded that she be given status as a required co-signer on checks written on the supervisory account for Empire State Building Company.

          61. Wien & Malkin, as Supervisor, refused to giver her such signature power for the Empire State Building Company supervisory account because a) she was not a partner in Empire State Building Company, b) her past wrongful practices made it unwise to bestow such power on her because of the essential payments made each month from this account, c) she was not a member of Wien & Malkin, which is the entity designated in the agreement as the Supervisor, d) the partners in Company had not approved, and
e) there was no reason to do so.

          62. After Mr. Helmsley's death, Leona Helmsley ordered Helmsley-Spear to stop sending partnership funds to that account.

          63. Helmsley-Spear's unilateral and arbitrary misappropriation of these funds without notice to or consultation with the Empire State Building Company partners or Wien & Malkin was in clear violation of its duties as agent to that Operating Entity. Helmsley-Spear complied with Leona Helmsley's improper instructions notwithstanding the fact that a) Leona Helmsley is not a partner in Empire State Building Company; b) the Empire State Building Company partnership agreement provides that after the death of Mr. Helmsley, all partnership decisions shall be made only with the approval of partners owning 80% of partnership interests;
c) the Helmsley Estate, a non-voting entity which holds only an economic interest in the Company, owns less than 80% of partnership interests; d) the misappropriation conflicted with established long-standing practice, the partnership agreement of Empire State Building Company and the written agreement between Helmsley-Spear and Wien & Malkin; and e) Helmsley-Spear is insolvent, according to the claims of Irving Schneider and Alvin Schwartz, the Executive Vice Presidents of Helmsley-Spear, in their ongoing arbitration against Leona Helmsley.

          64. Helmsley-Spear's insolvency puts the $5,354,000 of misappropriated funds at risk of being seized by Helmsley-Spear's creditors to the irreparable harm of Empire State Building Company and Empire State Building Associates. In addition, it confirms Helmsley-Spear's inability to continue to manage the properties or to handle funds independently of interference from Leona Helmsley.

Termination of The Director of Empire State Building Observatory

          65.  In April 1997, Leona Helmsley directed Helmsley-
Spear to terminate Laura Fries, a fourteen-year veteran in the operation and management of the Empire State Building Observatory.

          66. The decision to terminate Ms. Fries was improper and unauthorized. Ms. Fries was the long-time Director of the Empire State Building Observatory and had played a critical role in the successful development of its operation. Through the relationships she developed with tour bus companies, hotels, travel agencies, and airlines, and through numerous creative marketing efforts such as the annual run up the Empire State Building's stairs, the number of visitors to the Observatory skyrocketed, greatly outdistancing similar attractions such as the observation deck at the World Trade Center. Due to the efforts of Ms. Fries, in 1996, the Empire State Building Observatory generated gross income from admissions of
$12,317,000, which represented one sixth   more than 17%   of the
gross income from the Empire State Building.

          67. Peter Malkin specifically requested that Helmsley-Spear provide the partners in Empire State Building Company with all information concerning an investigation of alleged theft at the Observatory which served as the basis for the decision to terminate Ms. Fries (even though she was in no way implicated in the alleged theft), with all information concerning the termination of Ms. Fries, and with all information concerning the two employees who were implicated in the alleged theft. Helmsley-Spear still has not provided the information Peter Malkin requested.

The Improper Charge by Deco to Empire State Building Company

          68. In the 1980s, Mr. Helmsley instructed all building managers that the Helmsley-owned company, Deco Purchasing & Distributing Co. ("Deco"), a commercial office building supply company, would be the sole supplier of equipment for buildings operated by Helmsley-Spear and for partnerships supervised by Wien & Malkin, only where Deco was the lowest bidder after competitive bidding. (For other buildings managed by Helmsley-Spear, Deco was to be the sole source.) When Mr. Helmsley became disabled, Leona Helmsley ordered that Deco be the central purchasing agent for all of the properties, allegedly to obtain volume discounts. It was understood that Deco would not charge any commission for its services to the properties and that Deco's bidding procedure and pricing would be open to full scrutiny.

          69. Nevertheless, on or about December, 1996, John Trainor, the Senior Vice President of Helmsley-Spear, alerted Peter Malkin that Leona Helmsley had unilaterally, without the knowledge or authorization of any partner in Company, ordered Helmsley-Spear to pay Deco an annual commission of $100,000 for obtaining unit prices for building supplies at the Empire State Building.

          70. Wien & Malkin investigated and confirmed this information. The December 4, 1996 accounts payable disbursements listing for the Empire State Buildingconfirmed that Helmsley-Spear had abused its position as exclusive managing and leasing agent by creating a payable of $8,333.33 per month to Deco. Thereafter, at the next regular quarterly meeting of the Empire State Building Company, Peter Malkin questioned Ray Acquadro, the President of Helmsley-Spear, concerning the matter. Mr. Acquadro initially denied that the charge had been imposed. He later reversed this position. Once again, Wien & Malkin, as Supervisor, intervened on behalf of the Operating Entity and after discovering that Deco had already received the December 1996 payment, demanded that Helmsley-Spear reimburse the Operating Entity, which it did.

Failure to Inform and to Respond to Inquiries

          71. Since February, 1997, after a shooting incident in the Empire State Building Observatory, Peter Malkin repeatedly requested information from Helmsley-Spear, on behalf of Empire State Building Company and Empire State Building Associates, regarding the incident, what actions, if any, it has taken and what expenditures, if any, it has made in response to and as a result of the incident. To date, neither Peter Malkin nor the other partners in Empire State Building Company have received any such information. Nor has Wien & Malkin.

          72.  Helmsley-Spear unilaterally employed Copstat
Security, Inc.   a firm that provides personal security services to
Leona Helmsley   to provide security services at the Empire State
Building. By established course of conduct from the inception of the partnerships, all contracts at the Empire State Building in excess of a specified amount require competitive bidding and the written authorization of the building director of operations, the building manager, the account executive and Wien & Malkin, as Supervisor. Copstat replaced Web Security, which had been summarily terminated by Helmsley-Spear at the unilateral and arbitrary instruction of Leona Helmsley. Peter Malkin has yet to receive any documentation relating to the hiring of Copstat or the termination of Web despite repeated requests to Helmsley-Spear. At the annual meeting of the partners in the Empire State Building Company on June 4, 1997, Messrs. Acquadro and Trainor reported that they know of no written contract with Copstat and indicated that Leona Helmsley personally engaged Copstat.

          73. The Empire State Building is used as a broadcast facility for television, radio, cellular phones, pagers and all forms of microwave transmission and others. Gross revenue for these activities and the ancillary rental of space required to service these facilities totaled $5,280,000, or 7% income of the building. On or about April 1997, Helmsley-Spear unilaterally scheduled a precedent-setting meeting with representatives of ABC-TV regarding the licensing of the Empire State Building antenna to ABC-TV for its high-definition television broadcasting transmitter ("HDTV").

          74. Helmsley-Spear failed to consult with any member of the Empire State Building Company partnership or with Wien & Malkin, which had theretofore represented Company in all TV and FM licensing agreements before scheduling this meeting. Helmsley Spear has since ignored repeated requests for information relating to the contemplated agreements with ABC-TV, despite the fact that any such agreement would require the approval of 80% of the Empire State Building Company partnership interests. It has also ignored proper demands for reports as to what experts in the field, if any, are being consulted before Empire State Building Company enters into any such agreement. At the annual meeting of the partners in Empire State Building Company on June 4, 1997, Helmsley-Spear disclosed to the partners and to Wien & Malkin for the first time that CBS-TV had been permitted to hold over without a new agreement after the expiration of its license for its television transmitter and ancillary facilities and that Helmsley-Spear had agreed to permit all of the New York City Networks that have been granted HDTV frequencies to transmit temporarily from the CBS TV transmitter apparently without charge and without any agreement for long term transmission licensing.

          75. On or about March 1997, Helmsley-Spear, at the personal instruction of Leona Helmsley, engaged Rubenstein Associates, Inc. to perform public relations services at the Empire State Building, without the knowledge or authorization of the partnership or Wien & Malkin. Leona Helmsley directed that Rubenstein Associates be hired after Mr. Rubenstein had served without charge as press relations coordinator in connection with the death of and funeral and memorial services for Mr. Helmsley. Since Rubenstein has been hired, however, no one at Helmsley-Spear has given him direction or told him what to do. Rubenstein Associates had previously served as public relations consultant to the Empire State Building until its services were terminated according to Howard Rubenstein as the result of an unfavorable story in the New York Post about Leona Helmsley being in violation of the community service portion of her parole after conviction of a federal felony. Also, according to Mr. Rubenstein, Leona Helmsley had failed to pay him several months' compensation at the time of the prior termination of the agreements with his firm for personal and Empire State Building services.

          76. As mentioned above, early this year Leona Helmsley instructed her personal counsel unilaterally and knowingly to file duplicate protests with the New York City Tax Commission relating to the properties' tax assessments. Protests had already been filed by Wien & Malkin, as they had been filed for each property for decades. The duplicate filings by Leona Helmsley's personal attorneys were done surreptitiously, with no notice to any of the partners in the partnerships and during a period when Leona Helmsley had not even proposed that she succeed Harry B. Helmsley and become a partner in Company or any of the other partnerships. The estate of Harry B. Helmsley owned what had been the interest of Harry B. Helmsley, and Leona Helmsley had no right to any participation in partnership affairs. Even if Leona Helmsley had been a partner, she would not have had any right unilaterally to choose real estate tax counsel. Wien & Malkin had represented the partnerships for decades in real estate tax matters, and her personal counsel and she were aware from past similar incidents that the duplicate filings precluded the partnerships from obtaining administrative relief. While her personal counsel recognized that the damage it was causing to the partnerships and the fact that it had no standing, and ultimately to withdraw the filings, administrative relief will not be available for the payment due on July 1, 1997, and will be delayed as to the Lincoln Building. As a result, Lincoln Building Associates and 60 East 42d Street Associates will suffer damages because there is no compensation for delayed tax reductions. Had the filings not been withdrawn, administrative tax relief would have been delayed as to the other buildings as well.

The Cleaning Agreements

          77. As of October 1, 1992, Helmsley-Spear entered into agreements with the Empire State Building Company, Lincoln Building Associates, Fisk Building Associates, 200 Fifth Avenue Associates and 112 West 34th Street Company to supervise cleaning services to be provided by building personnel following the termination of a cleaning contract with Owners Maintenance Corp., a company owned by the Helmsleys. These agreements (the "Cleaning Agreements") were meant to reimburse Helmsley-Spear for the cost of additional central office personnel to oversee the special and general cleaning work done in the buildings.

          78. The Cleaning Agreements allocated payments to Helmsley-Spear for each of the five Properties, based on square footage, for total annual payments of $81,947. This amount was intended to cover Helmsley-Spear's general and administrative expenses.

          79. The Cleaning Agreements provide that Helmsley-Spear shall furnish annually to Wien & Malkin information for review on behalf of the five partnerships as to how the general and administrative expenses were determined and allocated by Helmsley-Spear among the five properties. This information has not been furnished by Helmsley-Spear since 1993, despite Wien & Malkin's repeated requests. The operations director of the Lincoln Building has complained that recently he and his staff at the Lincoln Building, none of whom are Helmsley-Spear employees, have had to assume additional responsibilities heretofore performed by Helmsley-Spear without any reduction in the payments to Helmsley-Spear.

Failure to Follow Standard Procedure For Collections

          80. In accordance with paragraph (d) of the Management Agreements, Helmsley-Spear, as managing agent, is required to use due diligence in collecting all rents and other charges from tenants occupying space in the Properties. Net collected rents from the properties are the partnerships' primary source of income, and amount to approximately $190 million dollars in revenues to the partnerships each year.

          81. Over the last several years, however, particularly in the garment center buildings supervised by Irving Schneider, Helmsley-Spear has violated the Management Agreements and the standard procedures of the partnerships by: (a) allowing some new and existing tenants to occupy space rent-free and electricity-free for several months, without a lease; and (b) allowing existing tenants to occupy space despite rents in arrears for months, and even years, at a time.

          82. Helmsley-Spear's mishandling of these matter constitutes gross negligence. The Partnerships have had to write-off millions of dollars in uncollected rent each year:


     Rents Written Off   Rent Written Off    Net Rent In Arrears
          1995                1996           as of April 1997


112 West 34th Street
          323,692               833,165             338,532



Toy Center Properties
          445,463             1,602,200           1,403,774


500-512 Seventh Avenue
          464,562               591,861              35,645


                              7/95 -12/95

501 Seventh Avenue
          239,834               171,325             349,177


1333 Broadway
          351,471               143,575             550,832


1350 Broadway
          512,806               297,135             339,665


1359 Broadway
          N/A                   147,139              23,634


1400 Broadway
          785,266               403,610             202,292


Empire State Building
          N/A                   N/A               1,755,781


Fisk Building
          N/A                    10,177             124,310


Lincoln Building
          68,195                 32,431             386,436


"N/A" means not available at this time. The figures are being obtained from the outside accountants.


          83. Irving Schneider, Executive Vice President of Helmsley-Spear and account executive for the garment center
buildings was repeatedly advised of these improprieties.   Yet,
despite repeated requests and instructions to Irving Schneider, Helmsley-Spear's mismanagement continued to persist and problems relating to rent collection were not corrected.

          84. At 501 Seventh Avenue, tenant Original Textile's arrears for rent, escalation rent and electricity resulted in a write-off of $176,480 in 1995. That tenant had been in arrears for more than two years. Yet Helmsley-Spear authorized that tenant's rent-free use of another, larger space in the building. Another tenant, Kim Jin Ohk Fashion, Inc., had been occupying its space rent-free and electricity-free, without a lease, for a period of several months as of November 1995; that space was still listed as "vacant" on the weekly vacancy reports. Still another tenant, Ann Rubin Imports, Inc., as of June 1996, had been occupying its space rent-free and electricity-free with no lease, pending its relocation to a new space. (The space it was relocating to was remeasured by Helmsley-Spear without explanation from 1300 sq. ft. down to 1150 sq. ft., resulting in a rent reduction for the tenant.) As of March 1996, approximately $390,000 of unpaid rent, electricity and other charges was owed by tenants in arrears.

          85.  At the Lincoln Building, tenant AR Madison
Restaurant Corp. was in arrears in the sum of $46,000, and tenant
Fleet Bank was in arrears in the sum of $186,754, as of May 16, 1997, for the months of February through April, 1997

          86. At 200 Fifth Avenue, deficient record keeping by Helmsley-Spear generally has caused rent records to be out-of-date and unreliable, so that monthly reports sometimes indicate delinquent amounts in error, preventing effective collection action. Despite repeated requests, Helmsley-Spear still has not provided the Operating Entity with sufficient skilled staff and procedures to correct these rent records. In June 1997, the independent accountant complained that lease summaries had not been submitted since November 1996. Without such summaries, the billing department does not know what base or escalation rent to bill.

          87. Wien & Malkin, as Supervisor, recently instructed the independent accountants to audit Helmsley-Spear's records at the garment center properties supervised by Irving Schneider. The audit of 501 Seventh Avenue revealed that during March 1997 there was significant electrical usage for eight spaces that Helmsley-Spear had listed as vacant. The audit of 1400 Broadway revealed that during March 1997 thirty-two spaces for which no rent was being paid to the single entity partnership and which were listed as vacant by Helmsley-Spear showed significant electric usage. To incur these electrical charges, these spaces had to have been occupied rent-free and utilities-free despite the fact that Helmsley-Spear listed them as vacant. Further audits revealed that there were significant deviations between Helmsley-Spear's Statement of Charges and its vacancy report as of April 1997 for the buildings at 1333 Broadway, 1350 Broadway, 112 West 34th Street and 500-512 Seventh Avenue. Over the past two years, similar occupancy problems have been brought the Irving Schneider's attention and he has failed to take action.




Failure To Follow Standard Eviction Procedures For Tenants In
Arrears.

          88. In accordance with paragraph (d) of the Management Agreements, Helmsley-Spear is required to use "due diligence to institute all legal actions in proceedings for the collection of rent and other charges, or for the dispossessing of tenants or other occupants from the premises." More specifically, long-standing partnership operating procedures require Helmsley-Spear to commence legal proceedings not later than the second day of the second month that a tenant is in arrears and sooner if a tenant has been a repeatedly slow payer. Peter Malkin has called this procedure to the attention of Helmsley-Spear building managers and: account supervisors, but they have not promptly taken the required action. With inadequate staffing and increasingly worse record keeping, this problem has recently become more serious.

Failure To Devise Marketing Plans To Increase Occupancy Rates

          89. Over the last several years, the vacancy rates at several of the Properties have increased, very substantially and greatly above the direct competition due in large part to Helmsley-Spear's failure to devise or implement marketing plans to attract tenants to the Properties. Helmsley-Spear has not taken an aggressive modern and systematic approach to marketing. Instead, it has relied on unimaginative, classified advertising and walk-ins, and has failed, despite substantial prodding by Wien & Malkin, to promote successfully the Properties with outside brokers. As to advertising, after repeated complaints by Wien & Malkin to which Helmsley-Spear was not responsive, Wien & Malkin had to redesign the advertisements. Helmsley-Spear no longer have the brokers who used to bring tenants to the building managers. The officers of Helmsley-Spear have promised time and again to develop and submit staffing plans and marketing programs and to combat the decline in occupancy rates by (a) attracting tenants other than the traditional clientele through selective canvassing; (b) offering rent concessions and reductions; and (c) paying outside brokers full, market rate commissions upon lease signing. Nevertheless, implementation progress has been, at best, slow and inconsistent, with egregious resistance from Irving Schneider despite specific instructions to him from partners in the Operating Entities and single entity partnerships and from Wien & Malkin at partnership meetings.

          90. As a result, vacancy rates were at an all-time high at 1350 Broadway as of November 1996 and at 112 West 34th Street as of November 1996. Vacancy rates are at all-time highs today at 112 West 34th Street and 1400 Broadway, two premier industry showroom buildings under the supervision of Irving Schneider. At 501 Seventh Avenue and 1400 Broadway, vacancy rates increased from 1995 to 1996. Another property, known as 498 Seventh Avenue, was approximately 45% vacant at the time of its sale in 1997.


          91. Independent surveys done in 1996 showed that vacancy rates for the following Properties were also exceptionally high:
1333 Broadway   53.9%; 500 Seventh Avenue   40.2%; and 1359
Broadway   20.1%.  Occupancy percentages today are about the same.

Improper Receipt of full Commissions on Lease Renewals

          92. Helmsley-Spear has improperly received full commissions for lease renewals. It is supposed to receive only one-half commissions on lease renewals. It has deliberately or recklessly allowed tenants who are in arrears at the various Properties to enter into new leases for the same space or different space in the same building under a different company name, and has accepted full commissions for the allegedly new leases, instead of a reduced commission (1/2 the total) for a lease with an existing tenant and its alter egos. At best, this indicates that Helmsley-Spear has not been conducting adequate background checks on prospective tenants and has been allowing tenants in arrears, i.e., undesirable tenants, to enter into alternative leases without curing defaults. It is difficult to understand how a managing agent could inadvertently rent a new space to an old tenant currently in default. Although in some cases, when confronted by Wien & Malkin, Helmsley-Spear has returned improperly-received commissions in such deals to the partnerships it has only done so in those instances where Wien & Malkin has investigated and caught Helmsley-Spear accepting the inflated commissions. The inadequacy of records provided by Helmsley-Spear to the partners or to Wien & Malkin makes it impossible to identify all instances. However, some examples of improperly-received commissions follow.

          93. In July 1996, Helmsley-Spear submitted a Tenant Application and thereafter executed the lease of Texamerica Ltd., a prospective tenant for 1359 Broadway with an indicated address at 142 West 57th Street. Texamerica Ltd. was to replace Optima Textiles, a tenant in arrears, who was listed on the Tenant Application as having abandoned the premises on June 30, 1996.
Wien & Malkin discovered through its inspection of the property, however, that Texamerica did not occupy space at 142 West 57th Street, but was listed in the 1994-1995 Manhattan directory as occupying space in 1359 Broadway. The 1359 Broadway building directory, in fact, listed Texamerica and Optima Textiles as occupying the same space. Ultimately, Wien & Malkin determined that Texamerica was an affiliate of Optima Textiles, which had not abandoned the building but was still occupying the space without paying rent or utility charges.

          94. At 501 Seventh Avenue, in February 1997, Wien & Malkin discovered that tenant Metropolitan, which was in arrears for rent, was actually a derivative of Pioneer Venture, another tenant which had previously been and continued to be also in arrears for rent and electricity.



Failure Adequately to Compensate Its Employees and Staff the
Properties

          95. The compensation of the direct employees of Helmsley-Spear is below market rate. Therefore, Helmsley-Spear has not attracted or retained employees of the caliber needed effectively to manage and market the properties. Despite Wien & Malkin's repeated oral and written demands and instructions from partners at partnership meetings, Helmsley-Spear has failed to submit a plan with recommendations for appropriate staffing and competitive compensation. At several buildings there has been no salary adjustment for Helmsley-Spear managers for three to five years. No Helmsley-Spear managers at these buildings are authorized to receive incentive compensation or shares in commissions from Helmsley-Spear.

          96. The mismanagement described above reflects, in part, Helmsley-Spear's staffing deficiencies at the properties. Helmsley-Spear has no master plan for staffing, and has failed to augment staffing, despite repeated demands over the last several years. As a result, many of the properties are understaffed or staffed by inadequate people, or both.

          97. Wien & Malkin has urged Helmsley-Spear to remedy staffing deficiencies at the Properties. At a meeting in late 1996, Irving Schneider told Peter Malkin that he had not and could not attract competent professionals at the salaries that he was allowed to pay, and that Leona Helmsley would not allow him to increase the salaries. Schneider also said that the internal disputes relating to Helmsley-Spear were making it difficult to attract qualified people. Since as early as 1993, Peter Malkin has been urging Helmsley-Spear develop master plans for staffing and to hire additional management and leasing staff for the nine garment center buildings: 112 West 34th Street, 1333 Broadway, and 1350 Broadway; 1359 Broadway, 1400 Broadway and 501 Seventh Avenue; 498 Seventh Avenue, 500 Seventh Avenue and 512 Seventh Avenue. Each group of three of such buildings, all of which have experienced very difficult competition and extraordinarily large vacancies, has been operated by a single manager, occasionally assisted by a junior person (other than for 112 West 34th Street, 1333 Broadway and 1350 Broadway, which had an assistant manager recently referred to as a co-manager who recently left to take a position with a competing firm). The occasional assistants to the managers of the other buildings have all departed after relatively short tenures, several after having alleged management and leasing improprieties. An individual recently hired as the assistant to the manager of 1359 Broadway, 1400 Broadway and 501 Seventh Avenue is now the sole manager of these buildings following the death a few weeks ago of the manager. This individual reported immediately following the June 1997 annual meetings of these partnerships that he does not have time even to show spaces to prospective tenants and that these buildings are at a competitive disadvantage because of unfavorable perceptions by outside brokers, including even the few remaining Helmsley-Spear promotional brokers who receive only a 40% share of commissions as opposed to the 60% share available to them at buildings not managed by Helmsley-Spear.

          98. In addition, the operating staffs at many of the properties have been inadequate. At 1400 Broadway, for example, there are only two day porters and two painters, an insufficient number to handle a showroom building in excess of 760,000 square feet with hundreds of tenants. The supervisor of physical operations for all nine buildings is Peter Terlecky, a man who is approaching 80 years old, who underwent a triple bypass operation about five months ago followed by additional heart attacks and a fourth bypass, and who only recently returned to limited service.

          99. The staffing situation at Helmsley-Spear has grown steadily worse. At its height, Helmsley-Engineering had a staff of 10, including 7 professionals at the central office plus separate engineering teams for the garment center and at a Westside branch office that operated out of One Penn Plaza. As of February 1997, the staff of Helmsley-Engineering was decimated; it was reduced from 7 to 4 (including 3 professionals and 1 clerical). By May 1997, it was further reduced from 4 to 2 (including only 1 mid-level professional and 2 clericals). One clerical person is presently responsible for supervising the receipt and opening of contractor bids and for issuing work approval forms whereas in the past, engineers and highly qualified construction managers were responsible for such work which requires professional analysis and experience.

          100. From at least 1947 until now, Helmsley-Spear has always had an Engineering Department. Historically it had outstanding people. All of the first-class professionals are now gone, in large part because of Leona Helmsley. Helmsley-Spear and the building managers cannot function properly without an engineering department. First, all major New York City commercial real estate management firms have central engineering departments.
 Engineering departments perform major value engineering and job supervision cost controls. Second, the buildings involved in this litigation are all more than sixty years old, with the exception of 112 West 34th Street which is more than 40 years old. They are subject to obsolescence and deterioration and require constant
monitoring and maintenance   real estate truly depreciates over
time. The properties all require constant reinvestment. The Empire State Building alone is nearing the completion of a $65 million rehabilitation program, and the Lincoln Building and Toy Center are in the early stages of major improvement programs. Overseeing this work is the job of the managing agent's engineering department. Helmsley-Spear has none.

          101. Helmsley-Spear's accounting and bookkeeping departments were radically reduced in recent months when approximately 15 persons were terminated. Other key personnel, including the long-time Helmsley-Spear comptroller, were transferred from Helmsley-Spear to Helmsley-Noyes, the company that Leona Helmsley completely controls and that now manages properties she controls.

          102. The real estate leasing operation at Helmsley-Spear has been ruined. When Mr. Helmsley was active in the business through the early 1980's, each building had its own leasing office, which was fed by Helmsley-Spear's large promotional leasing network staffed by dozens of the top leasing brokers in the City. Leasing brokers would feed deals to resident managers. That network has been destroyed as Leona Helmsley's influence has grown. Branch
leasing offices have been closed.   Leasing is presently being done
by resident managers whose offices are not adequately staffed.

          FAILURE TO IMPROVE ADEQUATELY AND MAINTAIN THE
       PHYSICAL CONDITION AND APPEARANCE OF THE PROPERTIES.

          103. Wien & Malkin conducts physical inspections of the properties, quarterly or more frequently, and submits reports of such inspections to Helmsley-Spear that reveal that the properties (with the exception of the Empire State Building, which with the supervision of Wien & Malkin, is nearing completion of a $65 million capital improvements program) are increasingly in need of overall upgrade and improvement programs. The lack of professional marketing and improvement programs in many of the properties makes it difficult to improve occupancy and rental rates. Peter Malkin has repeatedly but unsuccessfully requested at formal meetings and in correspondence that Helmsley-Spear submit programs and budgets for improvements at several buildings operated by the partnerships. To make progress at 200 Fifth Avenue, 1107 Broadway and the Lincoln Buildings, Peter Malkin has provided at cost the professional engineering team of W&M Properties, as approved by Leona Helmsley in 1996, but she thereafter instructed Helmsley-Spear not to pay for such services rendered.

               FAILURE TO FOLLOW STANDARD PROCEDURES
              FOR THE HIRING OF OUTSIDE CONTRACTORS

          104. Although standard operating procedure requires Helmsley-Spear to hire the lowest qualified bidder for construction work, recent investigation discloses that it does not follow that practice consistently. Rather, it has been found to hire the same contractors at the same properties time and again, calling into question the integrity of its bidding process. At 501 Seventh Avenue, which is run by Irving Schneider, Excel Drywall Contracting, received 100% of the jobs it bid for, even though it did not always submit the lowest bid and often billed and was paid for change orders and "extras." Wien & Malkin investigated and discovered that a relative of the building superintendent employed and supervised by Helmsley-Spear but paid by 501 Seventh Avenue Associates, was employed by Excel. Wien & Malkin insisted and Irving Schneider on behalf of Helmsley-Spear agreed that no more work be awarded to Excel at that property. Nevertheless, thereafter, on or about November 1995, Helmsley-Spear unilaterally, without the required consent of the partnerships or of Wien & Malkin, awarded a contract to Excel to do work at 501 Seventh Avenue. Helmsley-Spear sent a work approval form to Wien & Malkin only after Excel had already commenced work and after Wien & Malkin requested confirmation that Helmsley-Spear was honoring their agreement. Although Wien & Malkin rejected the work approval form and notified Helmsley-Spear that Excel should not be paid by the partnership, four employees of Helmsley-Spear approved and Helmsley-Spear paid that Excel bill on January 10, 1996 with partnership funds.

                     RESULTS OF INADEQUACY OF
               HELMSLEY-SPEAR'S CENTRAL ENGINEERING

          105. It is a managing agent's role to provide central engineering services. From the inception of the partnerships, Helmsley-Spear's services as exclusive managing and leasing agent have included engineering services as part of the necessary services for the Helmsley-Spear fees and continued engagement. Based on the elimination of Helmsley-Spear's engineering staff, however, as well as the performance deficiencies noted below, it is apparent that such engineering services are no longer being performed.

          106. With respect to the major facade restoration at 1107 Broadway, Helmsley-Spear oversaw the preparation of job specifications and contract bidding resulting in a base bid of approximately $1.4 million. Subsequent audit review arranged by Wien & Malkin through W&M Properties, Inc. revealed that Helmsley-Spear's specifications included some unnecessary work while omitting certain necessary work. Such omissions would have required change orders in the field at premium costs. With such change orders, total costs would have exceeded $2 million. When new specifications were prepared by an independent engineer under the supervision of W&M Properties, Inc. and the job was re-bid, the total cost was only $1.2 million.

          107. At 1107 Broadway, there was evidence that water had penetrated the roof. Helmsley-Spear's patchwork solution was to place a new roof on top of the old roof, rather than to investigate the flow of water. Upon investigation by Wien & Malkin as Supervisor, it turned out that, undiscovered by Helmsley-Spear, the water from the roof was seeping through into the steel structure of the building and eroding it. What was represented by Helmsley-Spear to be a $300,000 roof replacement job was actually a $1 million job to replace the roof and the building's roof supporting steel structure. Had the recommendation of Helmsley-Spear been followed, the roof condition would not have been corrected and the work would have had to be redone completely. This experience indicates Helmsley-Spear's poor management capability.

          108. At 1107 Broadway and 200 Fifth Avenue, Wien &
Malkin's representative has discovered that sidewalk vault restoration work is required at a cost in excess of $1 million.
Helmsley-Spear has not properly maintained these sidewalk vaults.

          109. In 1995, 200 Fifth Avenue Associates, at a meeting directed Helmsley-Spear to install sprinklers in the basement of 200 Fifth Avenue. This work still remains undone.

          110. Helmsley-Spear awarded a job to remove asbestos from the basement of 200 Fifth Avenue for less than $100,000. Helmsley-Spear subsequently approved a change order that would increase the total cost to $300,000, including excess work claimed by the contractor. Through Wien & Malkin's efforts, it was discovered that the square footage of the work area claimed by the change order was significantly larger than the actual square footage of the basement, and that, therefore, it was impossible for the contractor to have done the work claimed in the change order. As a result, Helmsley-Spear is no longer recommending payment under the change order, but the matter has yet to be resolved with the contractor.

          111. The 60 East Club vacated the 26th and 27th floors of the Lincoln building on December 1995. The space remained untouched for nearly nine months. Wien & Malkin instructed that the space be demolished and prepared for show. Little progress was made for several months until W&M Properties assisted Helmsley-Spear by supervising the preparation of preparing plans and specifications and recommended contractors to bid for the work to be done. Helmsley-Spear adopted the plans, specifications and contractor recommendations but the lost time resulted in lost rent for the space.

          112. Induced by a program offered by Consolidated Edison Company to refund a major portion of capital expenditures for energy conservation, which Helmsley-Spear had advised would result in a rebate of approximately $400,000, 112 West 34th Street Company authorized Helmsley-Spear to undertake the replacement of that building's central air conditioning chiller plant at a cost of approximately $1 million. Helmsley-Spear undertook the work before submitting the required documentation and as a result, Consolidated Edison Company has denied responsibility for the refund.

                     FAILURE TO PAY INVOICES

          113. Although standard operating procedure requires Helmsley-Spear in its role as agent to pay invoices and pay them promptly, Helmsley-Spear has not been following this practice, and as of late, has been violating its fiduciary duty by being selective with respect to the invoices it chooses to pay. Helmsley-Spear is, at best, late in making payments to third-party vendors, brokers and other service providers. As a typical example, just this week, Peter Malkin was informed that Helmsley-Spear has been withholding for at least seven months the payment of regular monthly accounting fees to the independent certified public accountants who review the books and records of Helmsley-Spear, as managing agent of 1350 Broadway. Irving Schneider is the supervising account executive of 1350 Broadway. The in terrorem impact upon the independent accountants who are engaged by the partnership to supervise the books and records of Helmsley-Spear is obvious.

          114. Despite the fact that Leona Helmsley and Helmsley-Spear approved the engagement of W&M Properties (at no cost to Helmsley-Spear) to supervise major construction projects at the Lincoln Building, the Toy Center and the Fisk Building, and despite the demonstrated beneficial results of W&M Properties' involvement in reducing costs and moving long stalled projects forward, Helmsley-Spear has failed for many months to pay any of W&M's invoices for services at the Toy Center and has been very slow in paying at the Lincoln Building.

          115. Helmsley-Spear had also failed to pay the more than $20,000 of invoices issued by Rubenstein Associates for public relations services to the Toy Center during February, March and April 1997. As a result, Rubenstein suspended services during a critical time period for effective public relations management while the Toy Center was in a major public dispute and litigation with the Toy Manufacturers of America. The payments were only made after repeated written and oral requests from Wien & Malkin and repeated resubmission of statements by Rubenstein Associates. Payments to Rubenstein & Associates relating to Empire State Building were also similarly delayed following the February 1997 shooting incident and its reengagement by Helmsley-Spear, without consultation with Wien & Malkin or the partners in Empire State Building Company.

                      FIRST CAUSE OF ACTION

     (Declaring that Defendant Helmsley Does Not Have The Right To Become a Partner With Voting Power or Management Rights and
Enjoining Her From Interfering in Partnership Affairs)

          116. Plaintiffs repeat and reallege the allegations set forth in paragraphs 1 through 115 as if fully set forth herein.

          117. As beneficial owner of Helmsley-Spear, as the attorney-in-fact to Mr. Helmsley for many years, and as the purported assignee of the late Mr. Helmsley's right, title and interest in the Operating Entities and single entity partnerships, Leona Helmsley owes a fiduciary duty to plaintiffs and to the Operating Entities and single entity partnerships to: (a) act in the best interest of the partnerships with the utmost good faith, fairness, loyalty and due care; (b) avoid any circumstance where her own interests might conflict with the interests of the partnerships; (c) refrain from taking any action or assisting, aiding or abetting any other person or entity from taking any action to change the method of operation of the partnerships without the requisite partnership vote under the various partnership agreements; and (d) direct Helmsley-Spear to perform its duties and managing agent in a competent manner and to fully and faithfully carry out its fiduciary, legal and contractual obligations to the Operating Entities and single entity partnerships.

          118. Leona Helmsley has breached her fiduciary duties to plaintiffs by committing the wrongful acts and omissions alleged herein and having directed Helmsley-Spear, Inc. to commit the wrongful acts and omissions alleged herein, to the detriment of plaintiffs.

          119. Plaintiffs therefore seek a declaratory judgment pursuant to CPLR 3001, that Leona Helmsley may not vote or otherwise exercise any management rights in the Operating entities or single entity partnerships.


                      SECOND CAUSE OF ACTION
    (Enjoining Helmsley-Spear from Implementing Changes in the
Operations of the Buildings without the Requisite Approval of the Partners)

          120. Plaintiffs repeat and reallege the allegations set forth in paragraphs 1 through 115 as if fully set forth herein.

          121. Helmsley-Spear has assisted Leona Helmsley in implementing changes in the operations of the partnerships without the approval of the percentage of partnership interests required under the agreements governing the Operating Entities and single entity partnerships including the failure to forward partnership funds to Empire State Building Company accounts, the authorization of the filing of applications for the reduction of assessments with the New York City Tax Commission, the termination of the manager of the Empire State Building Observatory, and the failure to provide the supervisor Wien & Malkin with timely information regarding the properties.

          122. Plaintiffs thereby seek an injunction prohibiting
Helmsley-Spear, its employees, agents, and assigns from implementing any changes in the operations of the Properties without the percentage required under the Partnership agreements.

                      THIRD CAUSE OF ACTION
     (Termination of Management Agent Contracts)

          123. Plaintiffs repeat and reallege paragraphs 1 through 115 as if fully set forth herein.

          124. As managing agent of the properties, Helmsley-Spear and its principals have a duty to provide good and prudent management to the properties, and to refrain from taking any action or assisting, aiding or abetting any other person or entity from taking any action to change the method of operation of the properties without the requisite partnership vote required under the various partnership agreements.

          125. Helmsley-Spear has assisted defendant Helmsley in the wrongful acts and breaches of fiduciary duty set forth above.

          126. Helmsley-Spear has mismanaged the properties and has wasted Operating Entity and single partnership entity assets by committing the wrongful acts and omissions alleged herein, to the detriment of plaintiffs.

          127. Plaintiffs therefore seek a declaratory judgment pursuant to CPLR 3001 that Helmsley-Spear be terminated as managing and leasing agent of the properties.

          128. Plaintiffs also seek preliminary and permanent injunctive relief pursuant to CPLR Article 63 ordering Helmsley-Spear to immediately remit to Wien & Malkin $5,354,000 for deposit in the Empire State Building Company supervisory account together with any other funds it has withheld from Empire State Building Company or any of the other partnerships in excess of those funds needed for ordinary building operations.

                     FOURTH CAUSE OF ACTION

     (Conversion and Breach of Contract Against Defendant Helmsley-
Spear)

          129. Plaintiff Wien & Malkin repeats and re-alleges the allegations set forth in paragraphs 1 through 115 as if fully set forth herein.

          130. Helmsley-Spear has violated the partnership agreements, established course of conduct, and written agreement with Wien & Malkin dated August 21, 1996 by refusing to remit all excess operating funds derived from the properties to Wien &
Malkin.

          131. Plaintiffs also seek preliminary and permanent injunctive relief pursuant to CPLR 6301 ordering Helmsley-Spear to immediately remit to Wien & Malkin $5,354,000 for deposit in the Empire State Building Company supervisory account together with any other funds it has withheld from any of the other Operating Entities or single entity partnerships.


                WHEREFORE,  plaintiffs demand judgment:

          A. Declaring that Leona Helmsley has no right to vote or to participate in any way in the management of the Partnerships.

          B. Declaring that Helmsley-Spear is terminated as exclusive managing and leasing agent of the properties, and requiring Helmsley-Spear to turn over all partnership books and records to plaintiffs.

          C. Ordering Leona Helmsley and Helmsley-Spear to immediately remit to plaintiff Wien & Malkin all Partnership funds in excess of necessary operating balances, including the $5,354,000 for deposit in the supervisory account of Empire State Building Company together with any other funds it has withheld from any of the Partnerships on whose behalf it manages the Properties.

          D. Preliminary and permanently enjoining Leona Helmsley and Helmsley-Spear (including its principals, officers, agents or assigns) from taking any action or assisting, aiding or abetting any person or entity from taking any action to change the method of operation of the partnerships without the requisite partnership vote required under the various partnership agreements.

          E. Awarding such other and further relief as this Court deems just and proper.

                              PROSKAUER ROSE LLP
                              1585 Broadway
                              New York, New York  10036
                              (212) 969-3000
                              Attorneys for Plaintiffs


June 19, 1997